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EXHIBIT 1 TO FORM 8-K/A


June 15, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were dismissed as independent auditors of Merchants & Manufacturers Bancorporation, Inc. on June 5, 2001. We have read Item 4 of Form 8-K/A dated June 15, 2001, of Merchants & Manufacturers Bancorporation, Inc. an amendment to the Form 8-K originally filed June 11, 2001, and are in agreement with the statements contained in the second and third paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,




ERNST & YOUNG, LLP